Exhibit 10.28.7

Prepared by and Return to:

Richard W. Hawthorne, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

051722/0114

CLERK’S NOTE: RECOVERY UNDER THIS MORTGAGE IS LIMITED TO $10,000,000.00. ACCORDINGLY, PURSUANT TO F.A.C. RULE 12B-4.053(32) AND CHAPTER 199.133(2) (FLORIDA STATUTES), DOCUMENTARY STAMP TAX AND INTANGIBLE TAX ARE BEING PAID ON THAT AMOUNT.

MORTGAGE AND SECURITY AGREEMENT

MORTGAGE AND SECURITY AGREEMENT dated December 1, 2004 (together with any amendments or modifications hereto in effect from time to time, the “Mortgage”), between TRAILER BRIDGE, INC., a Delaware corporation, successor by merger to Kadampanattu Corp., a Delaware corporation (“Mortgagor”), having an office at c/o 10405 New Berlin Road, East, Jacksonville, Florida 32226, Attn: William G. Gotimer, Jr., and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Trustee under that certain Indenture dated of even date herewith (“Mortgagee”), having an office at Sixth Street and Marquette Avenue, MACN 9303-120, Minneapolis, Minnesota 55489, Attn: Secunda Administrator.

WITNESSETH:

WHEREAS, Mortgagor is indebted to Mortgagee in the principal sum of Eighty Five Million and 00/100 US Dollars (US $85,000,000.00) or so much thereof as may be outstanding from time to time (the “Loan”), together with interest thereon, as evidenced by those 9 1/4% Senior Secured Notes due 2011 of even date herewith executed by Mortgagor in favor of Mortgagee (the “Notes”); and

WHEREAS, Mortgagor is the owner of fee simple title to or an easement interest in those certain tracts of land located in the County of Duval, State of Florida, as more particularly described in Schedule “A” attached hereto and made a part hereof (the “Real Estate”); and

WHEREAS, to induce Mortgagee to make the Loan and to secure payment of the Notes and the other obligations described below, Mortgagor has agreed to execute and deliver this Mortgage.

GRANTING CLAUSES

NOW, THEREFORE, to secure (i) the repayment of all sums due under this Mortgage, the Notes (and all extensions, renewals, replacements and amendments thereof) and the other documents evidencing, securing or executed in connection with the Notes, including, without limitation, that certain Indenture executed in connection with the Notes, together with any amendments, renewals, modifications or extensions thereof (collectively, the “Loan Documents”); (ii) the performance of all terms, conditions and covenants set forth in the Loan Documents; and (iii) all other obligations or indebtedness of Mortgagor to Mortgagee of whatever kind or character and whenever borrowed or incurred in connection with the Notes and the Loan, including without limitation, principal, interest, fees, late charges and expenses, including attorneys’ fees (subsections (i), (ii), and (iii) collectively, the “Liabilities”), Mortgagor has mortgaged, granted and conveyed and by these presents DOES HEREBY MORTGAGE, GRANT AND CONVEY TO MORTGAGEE, ITS SUCCESSORS AND ASSIGNS, all of Mortgagor’s right, title and interest now owned or hereafter acquired in and to each of the following (collectively, the “Property”):

(A) The Real Estate;

(B) Any and all buildings and improvements now or hereafter erected on, under or over the Real Estate, if any (the “Improvements”);

(C) Any and all fixtures, machinery, equipment and other articles of real, personal or mixed property, belonging to Mortgagor, at any time now or hereafter installed in, attached to or situated in or upon the Real Estate, or the buildings and improvements now or hereafter erected thereon, or used or intended to be used in connection with the Real Estate, or in the operation of the buildings and improvements, plant, business or dwelling situate thereon, whether or not such real, personal or mixed property is or shall be affixed thereto, and all replacements, substitutions and proceeds of the foregoing (all of the foregoing herein called the “Service Equipment”), including without limitation: (i) all appliances, furniture and furnishings; all articles of interior decoration, floor, wall and window coverings; all office, restaurant, bar, kitchen and laundry fixtures, utensils, appliances and equipment; all supplies, tools and accessories; all storm and screen windows, shutters, doors, decorations, awnings, shades, blinds, signs, trees, shrubbery and other plantings; (ii) all building service fixtures, machinery and equipment of any kind whatsoever; all lighting, heating, ventilating, air conditioning, refrigerating, sprinkling, plumbing, security, irrigating, cleaning, incinerating, waste disposal, communications, alarm, fire prevention and extinguishing systems, fixtures, apparatus, machinery and equipment; all elevators, escalators, lifts, cranes, hoists and platforms; all pipes, conduits, pumps, boilers, tanks, motors, engines, furnaces and compressors; all dynamos, transformers and generators; (iii) all building materials, building machinery and building equipment delivered on site to the Real Estate during the course of, or in connection with any construction or repair or renovation of the buildings and improvements; (iv) all parts, fittings, accessories, accessions, substitutions and replacements therefor and thereof; and (v) all files, books, ledgers, reports and records relating to any of the foregoing;

(D) Any and all contracts, purchase agreements, leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Real Estate, Improvements, Service Equipment or all or any other portion of the Property and all extensions, renewals, amendments, modifications and replacements thereof, and any options, rights of first refusal or guarantees relating thereto (collectively, the “Leases”); all rents, income, receipts, revenues, security deposits, escrow accounts, reserves, issues, profits, awards and payments of any kind payable under the Leases or otherwise arising from the Real Estate, Improvements, Service Equipment or all or any other portion of the Property including, without limitation, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents (collectively, the “Rents”); all of the following personal property (collectively referred to as the “Contracts”): all accounts, general intangibles and contract rights (including any right to payment thereunder, whether or not earned by performance) of any nature in each case relating to the Real Estate, Improvements, Service Equipment or all or any other portion of the Property or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits, building service contracts, maintenance contracts, construction contracts and architect’s agreements relating to the Real Estate, Improvements or Service Equipment or all or any other portion of the Property; all maps, plans, surveys and specifications; all warranties and guaranties relating to the Real Estate, Improvements or Service Equipment or all or any other portion of the Property; all permits, licenses and approvals relating to the Real Estate, Improvements or Service Equipment; and all insurance policies, books of account and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Real Estate, Improvements, Service Equipment or all or any other portion of the Property;

(E) Any and all estates, rights, tenements, hereditaments, privileges, easements, reversions, remainders and appurtenances of any kind benefiting or appurtenant to the Real Estate, Improvements or all or any other portion of the Property; all means of access to and from the Real Estate, Improvements or all or any other portion of the Property, whether public or private; all streets, alleys, passages, ways, water courses, water and mineral rights relating to the Real Estate, Improvements or all or any other portion of the Property; and all other claims or demands of Mortgagor, either at law or in equity, in possession or expectancy of, in, or to the Real Estate, Improvements or all or any other portion of the Property (all of the foregoing described in this subsection E herein called the “Appurtenances”);

(F) Any and all “proceeds” of any of the above-described Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, which term “proceeds” shall have the meaning given to it in the Uniform Commercial Code, as amended, (the “Code”) of the State in which the Property is located (collectively, the “Proceeds”) and shall additionally include whatever is received upon the use, lease, sale, exchange, transfer, collection or other utilization or any disposition or conversion of any of the Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, voluntary or involuntary, whether cash or non-cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights, general intangibles, equipment and inventory;

(G) All products, replacements, additions, substitutions, renewals and accessories of any of the foregoing items.

Provided however, that notwithstanding anything in this Mortgage to the contrary, the term “Property” shall not include the Excluded Accounts Receivable (as hereinafter defined).

TO HAVE AND TO HOLD the above granted and conveyed Property unto and to the proper use and benefit of Mortgagee, its successors and assigns, forever.

PROVIDED ALWAYS, and these presents are upon the express condition, that if (i) all the Liabilities that are entered into between Mortgagor and Mortgagee and secured hereunder, are paid in full, and (ii) each and every representation, warranty, agreement and covenant of this Mortgage and the other Loan Documents are complied with and abided by in all material respects, then this Mortgage and the estate hereby created shall cease and be null and void and canceled of record.

The terms of the Loan Documents are hereby made a part of this Mortgage to the same extent and with the same effect as if fully set forth herein. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Documents.

AND Mortgagor covenants and agrees with and represents to Mortgagee as follows:

1. FUTURE ADVANCES; PROTECTION OF PROPERTY. This Mortgage shall secure any and all present or future advances and readvances under the Liabilities to or for the benefit of Mortgagor or the Property within twenty (20) years from the date hereof (whether such advances are obligatory or are made at the option of Mortgagee or otherwise), including, without limitation: (i) principal, interest, late charges, fees and other amounts due under the Liabilities or this Mortgage; (ii) all advances to Mortgagor or any other person to pay costs of erection, construction, alteration, repair, restoration, maintenance and completion of any improvements on the Property; (iii) all advances made or costs incurred by Mortgagee for the payment of real estate taxes, assessments or other governmental charges, maintenance charges, insurance premiums, appraisal charges, environmental inspection, audit, testing or compliance costs, and costs incurred by Mortgagee for the enforcement and protection of the Property or the lien of this Mortgage; and (iv) all legal fees, costs and other expenses incurred by Mortgagee or Mortgagee by reason of any default or otherwise in connection with the Liabilities. The total amount of the Liabilities that may be so secured may decrease to a zero amount from time to time, or may increase from time to time, but the total unpaid balance secured at any one time shall not exceed Twenty Million Dollars ($20,000,000.00).

Mortgagor agrees that if, at any time during the term of this Mortgage or following a foreclosure hereof (whether before or after the entry of a judgment of foreclosure), Mortgagor fails to perform or observe any covenant or obligation under this Mortgage including, without limitation, payment of any of the foregoing, Mortgagee may (but shall not be obligated to) take such steps as are reasonably necessary to remedy any such nonperformance or nonobservance and provide payment thereof. All amounts advanced by Mortgagee pursuant to this Section shall be added to the amount secured by this Mortgage and the other Loan Documents (and, if advanced after the entry of a judgment of foreclosure, by such judgment of foreclosure), and shall be due and payable on demand, together with interest at the rate applicable to payments of overdue principal and interest as set forth in the Notes (the “Default Rate”), if such failure constitutes an Event of Default, such interest to be calculated from the date of such advance to the date of repayment thereof.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1 Payment and Performance. Mortgagor shall (a) pay to Mortgagee all sums required to be paid by Mortgagor under the Loan Documents, in accordance with their stated terms and conditions; (b) perform and comply with all terms, conditions and covenants set forth in each of the Loan Documents by which Mortgagor is bound; and (c) perform and comply with all of Mortgagor’s obligations and duties as landlord under any Leases.

2.2 Seisin and Warranty. Mortgagor hereby warrants that (a) Mortgagor is seized of an indefeasible estate in fee simple in, and warrants the title to, the Property, subject only to those matters listed on Schedule B of the Mortgagee Policy of Title Insurance issued to Mortgagee by Fidelity National Title Insurance Company pursuant to that certain Commitment bearing number FTA-NE04-105730 at the time of Loan closing as such policy may be endorsed to delete the standard survey exception and include matters shown on an as-built survey of the Real Estate and the Improvements (the “Permitted Encumbrances”); (b) Mortgagor has the right, full power and lawful authority to mortgage, grant, convey and assign the same to Mortgagee in the manner and form set forth herein; and (c) this Mortgage is a valid and enforceable first lien on the Property. Mortgagor hereby covenants that Mortgagor shall (a) preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against all lawful claims whatsoever; and (b) execute, acknowledge and deliver all such further documents or assurances as may at any time hereafter be required by Mortgagee to protect fully the lien of this Mortgage.

2.3 Insurance.

(a) Mortgagor shall obtain and maintain at all times throughout the term of this Mortgage the following insurance: (i) commercial general public liability insurance covering all operations of Mortgagor, including broad form comprehensive general liability coverage and coverage for broad form property damage, contractual damages, and personal injury, containing minimum limits of liability of $1,000,000.00 (primary) and 1,000,000.00 (umbrella); (ii) ”All-Risk” fire and extended coverage hazard insurance (non-reporting Commercial Property Policy with Special Cause of Loss form) covering the Property in an aggregate amount not less than 100% of the full insurable replacement value of the Property, including coverage for loss of rents or business interruption; (iii) during the course of any construction, reconstruction, remodeling or repair of any Improvements, if any, builders’ all-risk extended coverage insurance (non-reporting Completed Value with Special Cause of Loss form) in amounts based upon the completed replacement value of the Improvements (excluding roads, foundations, parking areas, paths, walkways and like improvements) and endorsed to provide that occupancy by any person shall not void such coverage; (iv) if the Property is required to be insured pursuant to the National Flood Insurance Reform Act of 1994 if applicable, and the regulations promulgated thereunder, flood insurance in an amount at least equal to the lesser of the agreed upon full insurable replacement value of the Property (less any value attributable to the Real Estate) or the maximum limit of coverage available; (v) if applicable, insurance which complies with the workers’ compensation and employers’ liability laws of all states in which Mortgagor shall be required to maintain such insurance; and (vi) such other insurance as Mortgagee may reasonably require provided such insurance is customary for similar properties in the same geographic location and is available at commercially reasonable rates consistent with the insurance industry standard for such coverages.

(b) Each insurance policy required under this Section shall: (i) be written by an insurance company authorized or licensed to do business in the state within which the Property is located having an A. M. Best Company, Inc. rating of “A-” or higher and a financial size category of not less than IX; (ii) be for terms of at least one year, with premium prepaid; (iii) be subject to the reasonable approval of Mortgagee as to insurance companies, amounts, content, forms of policies and expiration dates; and (iv) name Mortgagee, its successors and assigns: (1) as an additional insured under all liability insurance policies, and (2) as the first mortgagee, under a standard non-contributory mortgagee clause, on all property insurance policies and all loss of rents or loss of business income insurance policies.

(c) Mortgagor further agrees that each insurance policy: (i) shall provide at least thirty (30) days’ prior written notice to Mortgagee prior to any policy reduction or cancellation for any reason; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Mortgagee in accordance with the terms of such policy notwithstanding any act or negligence of Mortgagor which might otherwise result in forfeiture of such insurance; (iii) shall waive all rights of setoff, counterclaim, deduction or subrogation against Mortgagor; and (iv) shall exclude Mortgagee from the operation of any coinsurance clause.

(d) At least thirty (30) days prior to the expiration of any insurance policy, Mortgagor shall furnish evidence satisfactory to Mortgagee that such policy has been renewed or replaced or is no longer required.

(e) Notwithstanding the foregoing, in the event that Mortgagor fails to maintain insurance in accordance with this Section 2.3, and Mortgagee elects to obtain insurance to protect its interests hereunder, Mortgagee may obtain insurance in any amount and of any type Mortgagee deems appropriate to protect Mortgagee’s interest only and Mortgagee shall have no duty or obligation to Mortgagor to maintain insurance in any greater amount or of any other type for the benefit of Mortgagor. Mortgagee agrees to provide to Mortgagor written notice of its election to obtain insurance. All insurance premiums incurred or paid by Mortgagee shall be at Mortgagor’s sole cost and expense in accordance with Section 1 hereof. Mortgagee’s election to obtain insurance shall not be deemed to waive any Event of Default (as hereinafter defined) hereunder.

2.4 Taxes and Other Charges. Mortgagor shall promptly pay and discharge all taxes, assessments, water and sewer rents, and other governmental charges imposed upon the Property when due, but in no event after interest or penalties commence to accrue thereon or become a lien upon the Property. Notwithstanding the foregoing, Mortgagor shall have the right to contest, at its own expense, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of such taxes, assessments, water and sewer rents, or other governmental charges, provided that: (a) Mortgagor has either deposited with the tax collectors or, at the option of Mortgagee, established on its books or by deposit of cash with Mortgagee a reserve for the payment thereof in such amount as the tax collector or Mortgagee may require; and (b) such contest operates to prevent collection, stay any proceedings which may be instituted to enforce payment of such item, and prevent a sale of the Property to pay such item. Mortgagor shall promptly provide to Mortgagee, upon request, copies of receipted tax bills, canceled checks or other evidence satisfactory to Mortgagee evidencing that such taxes, assessments, water and sewer rents, and other governmental charges have been timely paid. Mortgagor shall not claim or demand or be entitled to any credit on account of the Liabilities for any part of the taxes paid with respect to the Property or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Property, or any part thereof, by reason of this Mortgage.

2.5 Intentionally omitted.

2.6 Transfer of Title. Except for Permitted Encumbrances or as allowed pursuant to Section 9.10, without the prior written consent of Mortgagee in each instance, Mortgagor shall not cause or permit any transfer of the Property or any part thereof, whether voluntarily, involuntarily or by operation of law, nor shall Mortgagor enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Property. A “transfer” of the Property includes: (a) the direct or indirect sale, transfer or conveyance or agreement to sell, transfer or convey the Property or any portion thereof or interest therein; (b) the execution of an installment sale contract or similar instrument affecting all or any portion of the Property; (c) if Mortgagor, or any general partner or member of Mortgagor, is a corporation, partnership, limited liability company or other business entity, the transfer (whether in one transaction or a series of transactions) of any stock, partnership, limited liability company or other ownership interests in such corporation, partnership, limited liability company or entity other than a transfer of such ownership interests to the Parent (as defined herein) or to any subsidiary that is wholly owned, directly or indirectly, by Parent; (d) if Mortgagor, or any general partner or member of Mortgagor, is a corporation, the creation or issuance of new stock by which an aggregate of more than 10% of such corporation’s stock shall be vested in a party or parties other than the Parent who are not now stockholders; and (e) an agreement by Mortgagor leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases. Notwithstanding anything contained in this Section 2.6 to the extent, and only to the extent, that any transfer of the Property or any direct or indirect interest therein is permitted by the Indenture, such transfer will not be deemed a “transfer” prohibited herein.

2.7 No Encumbrances. Except for Permitted Encumbrances (as defined herein) and any Permitted Collateral Liens (as defined in the Indenture), Mortgagor shall not create or permit to exist any mortgage, pledge, lien, security interest (including, without limitation, a purchase money security interest), encumbrance, attachment, levy, distraint or other judicial process on or against the Property or any part thereof (including, without limitation, fixtures and other personality), whether superior or inferior to the lien of this Mortgage, without the prior written consent of Mortgagee. If any unpermitted lien or encumbrance is filed or entered without Mortgagee’s consent, Mortgagor shall have it removed of record within thirty (30) days after it is filed or entered.

2.8 Removal of Fixtures. Except as permitted in the Indenture, Mortgagor shall not remove or permit to be removed from the Property any fixtures presently or in the future owned by Mortgagor as the term “fixtures” is defined by the law of the state where the Property is located (unless such fixtures have been replaced with similar fixtures of equal or greater utility and value).

2.9 Maintenance and Repair; Alterations.

(a) Mortgagor shall (i) abstain from and not permit the commission of waste in or about the Property; (ii) keep the Property, at Mortgagor’s own cost and expense, in good repair, working order and condition, ordinary wear and tear excepted; (iii) make or cause to be made, as and when necessary, all repairs and replacements, whether or not insurance proceeds are available therefor; and (iv) not remove, demolish, materially alter, discontinue the use of, permit to become vacant or deserted, or otherwise dispose of all or any material part of the Property. All alterations, replacements, renewals or additions made pursuant hereto shall automatically become a part of the Property and shall be covered by the lien of this Mortgage.

(b) Mortgagee, and any persons authorized by Mortgagee, shall have the right, but not the obligation, to enter upon the Property at any reasonable time and upon reasonable notice to inspect and photograph its condition and state of repair. In the event any such inspection reveals, in the sole discretion of Mortgagee, the necessity for any repair, alteration, replacement, clean-up or maintenance, Mortgagor shall, at the discretion of Mortgagee, either: (i) cause such work to be effected immediately; or (ii) promptly establish an interest bearing reserve fund with Mortgagee in an amount reasonably determined by Mortgagee for the purpose of effecting such work.

2.10 Compliance with Applicable Laws. Mortgagor agrees to observe, conform and comply, and to cause its tenants to observe, conform and comply with all federal, state, county, municipal and other governmental or quasi-governmental laws, rules, regulations, ordinances, codes, requirements, covenants, conditions, orders, licenses, permits, approvals and restrictions, including without limitation,

Environmental Laws (as defined below) and the Americans with Disabilities Act of 1990 (collectively, the “Legal Requirements”), now or hereafter affecting all or any part of the Property, its occupancy or the business or operations now or hereafter conducted thereon and the personality contained therein, within such time as required by such Legal Requirements. Mortgagor shall have the right, after prior written notice to Mortgagee, to contest at its own expense the application of any hereafter enacted Legal Requirement applicable to the Property by appropriate proceedings conducted in good faith and with due diligence; provided, however, that the Property or any material part thereof not be in danger of being forfeited or subjected to any lien, in which event Mortgagor shall provide Mortgagee with reasonable security to insure that no forfeiture or lien shall attach to the Property. Mortgagor represents and warrants that it has caused the Property to be designed, and the Property currently is, in compliance with all Legal Requirements applicable to the Property.

2.11 Damage, Destruction and Condemnation.

(a) If all or any part of the Property shall be damaged or destroyed, or if title to or the temporary use of the whole or any part of the Property shall be taken or condemned by a competent authority for any public or quasi-public use or purpose, there shall be no abatement or reduction in the amounts payable by Mortgagor under the Loan Documents and Mortgagor shall continue to be obligated to make such payments.

(b) If all or any part of the Property is partially or totally damaged or destroyed, Mortgagor shall give prompt notice thereof to Mortgagee, and Mortgagee may make proof of loss if not made promptly by Mortgagor. Mortgagor hereby authorizes and directs any affected insurance company to make payment under such insurance, including return of unearned premiums, to Mortgagee instead of to Mortgagor and Mortgagee jointly, and Mortgagor appoints Mortgagee as Mortgagor’s attorney-in-fact to endorse any draft thereof, which appointment, being for security, is coupled with an interest and irrevocable. Mortgagee is hereby authorized and empowered by Mortgagor to settle, adjust or compromise, in consultation with Mortgagor, any claims for loss, damage or destruction to the Property. Mortgagor shall pay all costs of collection of insurance proceeds payable on account of such damage or destruction. Mortgagor shall have no claim against the insurance proceeds, or be entitled to any portion thereof, and all rights to the insurance proceeds are hereby assigned to Mortgagee as security for payment of the Liabilities. Mortgagee shall have the option, in its sole discretion, of paying or applying all or any part of the insurance proceeds to: (i) reduction of the Liabilities; (ii) restoration, replacement or repair of the Property in accordance with Mortgagee’s standard construction loan disbursement conditions and requirements; or (iii) Mortgagor.

(c) Immediately upon obtaining knowledge of the institution of any proceeding for the condemnation of all or any part of the Property, Mortgagor shall give notice to Mortgagee. Mortgagor shall, at its sole cost and expense, diligently prosecute any such proceeding and shall consult with Mortgagee, its attorneys and experts, and shall cooperate with it in the defense of any such proceeding. Mortgagee may participate in any such proceeding and Mortgagor shall from time to time deliver to Mortgagee all instruments requested by it to permit such participation. Mortgagor shall not, without Mortgagee’s prior written consent, enter into any agreement (i) for the taking or conveyance in lieu thereof of all or any part of the Property, or (ii) to compromise, settle or adjust any such proceeding. All awards and proceeds of condemnation are hereby assigned to Mortgagee, and Mortgagor, upon request by Mortgagee, agrees to make, execute and deliver any additional assignments or documents necessary from time to time to enable Mortgagee to collect the same. Such awards and proceeds shall be paid or applied by Mortgagee, in its sole discretion, to: (i) reduction of the Liabilities; (ii) restoration, replacement or repair of the Property in accordance with Mortgagee’s standard construction loan disbursement conditions and requirements; or (iii) Mortgagor.

(d) Nothing herein shall relieve Mortgagor of its duty to repair, restore, rebuild or replace the Property following damage or destruction or partial condemnation if no or inadequate insurance proceeds or condemnation awards are available to defray the cost of repair, restoration, rebuilding or replacement.

(e) Notwithstanding the provisions of subparagraphs (b) and (c) above, in the event that all or any part of the Property is damaged by fire or other casualty, and Mortgagor promptly notifies Mortgagee of its desire to repair and restore the same, then provided that the following terms and conditions are and remain fully satisfied by Mortgagor, Mortgagee shall disburse insurance proceeds for repair and restoration of the Property against completed work in accordance with Mortgagee’s standard construction loan disbursement conditions and requirements (which may be contained in an agreement which Mortgagee may require Mortgagor to sign); otherwise, and to the extent of any excess proceeds, Mortgagee shall have the right to apply the proceeds toward reduction of the Liabilities:

(i) no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under any of the Loan Documents shall have occurred and be continuing;

(ii) Mortgagor shall have delivered evidence satisfactory to Mortgagee that the Property can be fully repaired and restored prior to the maturity of the Notes;

(iii) no material Lease or contract is cancelable or terminable by the tenant, purchaser or Mortgagor on account of the casualty or, if it is, either (1) the tenant, purchaser or Mortgagor, as applicable, has waived in writing its right to cancel, or (2) in the event any Lease or contract is cancelled or terminated, Mortgagor has provided to Mortgagee substitute collateral in the form of cash in the amount represented by the cancelled or terminated Lease or contract;

(iv) the work is performed under a stipulated sum or guaranteed maximum price contract satisfactory to Mortgagee in accordance with plans and specifications and a budget satisfactory to Mortgagee and in compliance with all Legal Requirements;

(v) Mortgagor shall have deposited with Mortgagee for disbursement in connection with the restoration the greater of: (1) the applicable deductible under the insurance policies covering the loss; or (2) the amount by which the cost of restoration of the Property to substantially the same value, condition and character as existed prior to such damage is reasonably estimated by Mortgagee to exceed the net insurance proceeds available for restoration; and

(vi) Mortgagor has paid as and when due all of Mortgagee’s costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including without limitation, inspection, monitoring, engineering and legal fees. If not paid on demand, and at Mortgagee’s option, such costs may be deducted from the disbursements made by Mortgagee or added to the sums secured by this Mortgage in accordance with the provisions of Section 1 hereof.

2.12 Required Notices. Mortgagor shall notify Mortgagee within ten (10) days of: (a) receipt of any notice from any governmental or quasi-governmental authority relating to or alleging a violation of any Legal Requirement; (b) a substantial change in the occupancy or use of all or any part of the Property; (c) receipt of any notice of default from the holder of any lien or security interest in all or any part of the Property; (d) commencement of any litigation adversely affecting or potentially adversely affecting the financial ability of Mortgagor or the value of the Property; (e) a pending or threatened condemnation of all or any part of the Property; (f) a fire or other casualty causing damage to all or any material part of the Property; (g) receipt of any notice with regard to any Release of Hazardous Substances (as such terms are defined below) or any other environmental matter affecting the Property or Mortgagor’s interest therein; (h) receipt of any request for information, demand letter or notification of potential liability from any entity relating to potential responsibility for investigation or clean-up of Hazardous Substances on the Property or at any other site owned or operated by Mortgagor; (i) receipt of any notice from any tenant of all or any part of the Property alleging a default, failure to perform or any right to terminate its lease or to set-off rents; or (j) receipt of any notice of the imposition of, or of threatened or actual execution on, any lien on or security interest in all or any part of the Property.

2.13 Books and Records; Inspection. Mortgagor shall keep and maintain (a) complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, reflecting all items of income and expense in connection with the operation of the Property, and (b) copies of all written contracts, leases and other material agreements affecting the Property. Mortgagee or its designated representatives shall, upon reasonable prior notice to Mortgagor, have (a) the right of entry and free access to the Property during business hours (which may be without notice in any case of emergency) to inspect the Property, and (b) the right upon reasonable prior notice during normal business hours to Mortgagor to examine and audit all books, contracts and records of Mortgagor relating to the Property during normal business hours.

2.14 Right to Reappraise. Mortgagee shall have the right to conduct or have conducted by an independent appraiser acceptable to Mortgagee appraisals of the Property in form and substance satisfactory to Mortgagee at the sole cost and expense of Mortgagor; provided, however, that Mortgagor shall not be obligated to bear the expense of such appraisals so long as (a) no Event of Default exists, and (b) such appraisals are not required by applicable law, rule or regulation of any governmental authority having jurisdiction over Mortgagee. The cost of such appraisals, if chargeable to Mortgagor as aforesaid, shall be added to the Liabilities and shall be secured by this Mortgage in accordance with the provisions of Section 1 hereof.

3. SECURITY AGREEMENT. This Mortgage constitutes a security agreement under the Code and shall be deemed to constitute a fixture financing statement. Mortgagor hereby grants to Mortgagee a security interest in the personal and other property (other than real property) included in the Property, and all replacements of, substitutions for, and additions to, such property, and the proceeds thereof. Mortgagor shall, at Mortgagor’s own expense, execute, deliver, file and refile any financing or continuation statements or other security agreements Mortgagee may require from time to time to perfect, confirm or maintain the lien of this Mortgage with respect to such property. A photocopy of an executed financing statement shall be effective as an original. Without limiting the foregoing, Mortgagor hereby irrevocably appoints Mortgagee attorney-in-fact for Mortgagor to execute, deliver and file such instruments for or on behalf of Mortgagor at Mortgagor’s expense, which appointment, being for security, is coupled with an interest and shall be irrevocable.

4. ASSIGNMENT OF LEASES.

4.1 Mortgagor hereby absolutely, presently and unconditionally conveys, transfers and assigns to Mortgagee all of Mortgagor’s right, title and interest, now existing or hereafter arising, in and to the Leases and Rents. Notwithstanding that this assignment is effective immediately, so long as no Event of Default exists, Mortgagor shall have the privilege under a revocable license granted hereby to operate and manage the Property and to collect, as they become due, but not prior to accrual, the Rents. Mortgagor shall receive and hold such Rents in trust as a fund to be applied, and Mortgagor hereby covenants and agrees that such Rents shall be so applied, first to the operation, maintenance and repair of the Property and the payment of interest, principal and other sums becoming due under the Liabilities, before retaining and/or disbursing any part of the Rents for any other purpose. The license herein granted to Mortgagor shall automatically, without notice or any other action by Mortgagee, terminate upon the occurrence of an Event of Default, and all Rents subsequently collected or received by Mortgagor shall be held in trust by Mortgagor for the sole and exclusive benefit of Mortgagee. Nothing contained in this Section 4.1, and no collection by Mortgagee of Rents, shall be construed as imposing on Mortgagee any of the obligations of the lessor under the Leases.

4.2 Mortgagor shall timely perform all of its obligations under the Leases, if any.

5. DECLARATION OF NO OFFSET. Mortgagor represents to Mortgagee that Mortgagor has no knowledge of any offsets, counterclaims or defenses to the Liabilities either at law or in equity. Mortgagor shall, within three (3) business days upon request in person or within seven (7) business days upon request by mail, furnish to Mortgagee or Mortgagee’s designee a written statement in form satisfactory to Mortgagee stating, to Mortgagor’s knowledge, the amount due under the Liabilities and whether there are offsets or defenses against the same, and if so, the nature and extent thereof.

6. ENVIRONMENTAL MATTERS.

6.1 Definitions. As used herein, “Environmental Laws” shall mean all existing or future federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including but not limited to: (a) those relating to the generation, manufacture, storage, transportation, disposal, release, emission or discharge of Hazardous Substances (as hereinafter defined); (b) those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Property; and (c) those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Property. Any terms mentioned herein which are defined in any Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

6.2 Representations, Warranties and Covenants. Mortgagor represents, warrants, covenants and agrees that:

(a) To Mortgagor’s knowledge, neither Mortgagor nor the Property or any occupant thereof is in violation of any Environmental Law relating to the Property. Neither Mortgagor nor the Property or any occupant thereof is subject to any existing, or to Mortgagor’s knowledge, pending or threatened investigation or inquiry by any governmental authority pertaining to any Environmental Law relating to the Property. Mortgagor shall not cause or permit the Property to be in violation of, or do anything which would subject the Property to any remedial obligations under, any Environmental Law, and shall promptly notify Mortgagee in writing of any existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Environmental Law. In addition, Mortgagor shall provide Mortgagee with copies of any and all material written communications with any governmental authority in connection with any Environmental Law, concurrently with Mortgagor’s giving or receiving of same relating to the Property.

(b) Mortgagor has taken all steps necessary to determine that there has been no release, spill, discharge, leak, disposal or emission (individually a “Release” and collectively, “Releases”) of any Hazardous Material, Hazardous Substance or Hazardous Waste, including gasoline, petroleum products, explosives, toxic substances, solid wastes and radioactive materials (collectively, “Hazardous Substances”) at, upon, under or within the Property. The use which Mortgagor or any other occupant of the Property makes or intends to make of the Property will not result in Release of any Hazardous Substances on or to the Property. During the term of this Mortgage, Mortgagor shall take all steps necessary to determine whether there has been a Release of any Hazardous Substances on or to the Property and if Mortgagor finds a Release has occurred, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense. Mortgagor agrees to and does hereby indemnify Mortgagee for any expenses, liens, claims, losses or liabilities arising out of or in connection with any Releases at, upon, under or within the Property or violations of Environmental Laws related to the Property either occurring prior to or during the term of this Mortgage.

(c) The Property has never been used by the present or, to Mortgagor’s knowledge, previous owners and/or operators nor will be used during the term of this Mortgage to refine,

produce, store, handle, transfer, process, transport, generate, manufacture, heat, treat, recycle or dispose of Hazardous Substances.

(d) The Property: (i) is being and, to Mortgagor’s knowledge, has been operated in compliance with all Environmental Laws, and all permits required thereunder have been obtained and complied with in all respects; and (ii) does not have any Hazardous Substances present excepting those quantities present, in proper storage containers and in compliance with all Legal Requirements and Environmental Laws, in the ordinary course of Mortgagor’s business (“Permitted Substances”).

(e) Mortgagor will operate the Property in compliance with all Environmental Laws and, other than Permitted Substances, will not place or knowingly permit to be placed any Hazardous Substances on the Property.

(f) No lien has been attached to or threatened to be imposed upon the Property, and there is no basis for the imposition of any such lien based on any governmental action under Environmental Laws. Neither Mortgagor nor, to Mortgagor’s knowledge, any other person has been, is or will be involved in operations at the Property which could lead to the imposition of environmental liability on Mortgagor, or on any subsequent or former owner of the Property, or the creation of an environmental lien on the Property. In the event that any such lien is filed, Mortgagor shall, within (30) days from the date that the Mortgagor is given notice of such lien (or within such shorter period of time as is appropriate in the event that steps have commenced to have the Property sold), either: (i) pay the claim and remove the lien from the Property; or (ii) furnish a cash deposit, bond or other security satisfactory in form and substance to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

6.3 Right to Inspect and Cure. Mortgagee shall have the right to conduct or have conducted by its agents or contractors such environmental inspections, audits and tests as Mortgagee shall deem necessary or advisable from time to time at the sole cost and expense of Mortgagor; provided, however, that Mortgagor shall not be obligated to bear the expense of such environmental inspections, audits and tests so long as (a) no Event of Default exists, and (b) Mortgagee has no cause to believe in its sole reasonable judgment that there has been a Release or threatened Release of Hazardous Substances at the Property or that Mortgagor or the Property is in violation of any Environmental Law. The cost of such inspections, audits and tests, if chargeable to Mortgagor as aforesaid, shall be added to the Liabilities and shall be secured by this Mortgage. Mortgagor shall, and shall cause each tenant of the Property to, cooperate with such inspection efforts; such cooperation shall include, without limitation, supplying all information requested concerning the operations conducted and Hazardous Substances located at the Property. In the event that Mortgagor fails to comply with any Environmental Law, Mortgagee may, in addition to any of its other remedies under this Mortgage, cause the Property to be in compliance with such laws and the cost of such compliance shall be added to the sums secured by this Mortgage in accordance with the provisions of Section 1 hereof.

7. EVENTS OF DEFAULT. Each of the following shall constitute a default (each, an “Event of Default”) hereunder:

7.1 Subject to any applicable notice rights or cure period contained in the Loan Documents, if any, non-payment when due of any sum required to be paid by Mortgagor under the Notes or any of the Loan Documents, including without limitation, principal and interest;

7.2 A breach of any representation, warranty or covenant contained in Sections 2.2, 2.3, 2.4, 2.6, 2.7 or 2.12 hereof;

7.3 A breach by Mortgagor of any other term, representation, warranty, covenant, condition, obligation or agreement under this Mortgage, and the continuance of such breach for a period of thirty (30) days after written notice thereof shall have been given to Mortgagor, except that such thirty

(30) day period shall be extended provided that Mortgagor commences cure within such thirty (30) day period and thereafter diligently and continuously pursues cure;

7.4 An event of default under the Notes, any of the other Loan Documents (beyond any cure period, if any, provided for in the applicable Loan Document);

7.5 The filing by or against Mortgagor of a petition seeking relief, or the granting of relief, under the Federal Bankruptcy Code or any similar federal or state statute; any assignment for the benefit of creditors made by Mortgagor; the appointment of a custodian, receiver, liquidator or trustee for Mortgagor or for any of the property of Mortgagor, or any action by Mortgagor to effect any of the foregoing; or if Mortgagor becomes insolvent (however defined) or is not paying its debts generally as they become due; provided however, that no involuntary appointment or proceeding shall be an Event of Default unless the same shall remain unvacated for a period of sixty (60) days;

7.6 Except as permitted in the Indenture, the dissolution, liquidation, merger, consolidation or reorganization of Mortgagor, or the institution of any proceeding to effect any of the foregoing; or

7.7 The filing, entry or issuance of any judgment, execution, garnishment, attachment, distraint or lien against Mortgagor or its property, subject to the provisions of Section 2.7 hereof, if applicable.

8. REMEDIES. If an Event of Default shall have occurred, Mortgagee may take any of the following actions:

8.1 Acceleration. Mortgagee may declare the entire amount of the Liabilities immediately due and payable, without presentment, demand, notice of any kind, protest or notice of protest, all of which are expressly waived, notwithstanding anything to the contrary contained in any of the Loan Documents. Mortgagee may charge and collect interest from the date of default on the unpaid balance of the Liabilities, at the Default Rate.

8.2 Possession. Mortgagee may enter upon and take possession of the Property, with or without legal action, lease the Property, collect therefrom all rentals and, after deducting all costs of collection and administration expense, apply the net rentals to any one or more of the following items in such manner and in such order of priority as Mortgagee, in Mortgagee’s sole discretion, may elect: the payment of any sums due under any prior lien, taxes, water and sewer rents, charges and claims, insurance premiums and all other carrying charges, to the maintenance, repair or restoration of the Property, or on account of the Liabilities. Mortgagee is given full authority to do any act which Mortgagor could do in connection with the management and operation of the Property. This covenant is effective either with or without any action brought to foreclose this Mortgage and without applying for a receiver of such rents. In addition to the foregoing, upon the occurrence of an Event of Default, Mortgagor shall pay monthly in advance to Mortgagee or to any receiver appointed to collect said rents the fair and reasonable rental value for Mortgagor’s use and occupation of the Property, and upon default in any such payment Mortgagor shall vacate and surrender the possession of the Property to Mortgagee or to such receiver. If Mortgagor does not vacate and surrender the Property then Mortgagor may be evicted by summary proceedings.

8.3 Foreclosure. Mortgagee may institute any one or more actions of mortgage foreclosure against all or any part of the Property, or take such other action at law, equity or by contract for the enforcement of this Mortgage and realization on the security herein or elsewhere provided for, as the law may allow, and may proceed therein to final judgment and execution for the entire unpaid balance of the Liabilities. The unpaid balance of any judgment shall bear interest at the greater of (a) the statutory rate provided for judgments, or (b) the Default Rate. Without limiting the foregoing, Mortgagee may foreclose this Mortgage and exercise its rights as a secured party for all or any portion of the Liabilities which are then due and payable, subject to the continuing lien of this Mortgage for the balance not then due and payable. In case of any sale of the Property by judicial proceedings, the Property may be sold in one parcel or in such parcels, manner or order as Mortgagee in its sole discretion may elect. Mortgagor, for itself and anyone claiming by, through or under it, hereby agrees that Mortgagee shall in no manner, in law or in equity, be limited, except as herein provided, in the exercise of its rights in the Property or in any other security hereunder or otherwise appertaining to the Liabilities or any other obligation secured by this Mortgage, whether by any statute, rule or precedent which may otherwise require said security to be marshaled in any manner and Mortgagor, for itself and others as aforesaid, hereby expressly waives and releases any right to or benefit thereof. The failure to make any tenant a defendant to a foreclosure proceeding shall not be asserted by Mortgagor as a defense in any proceeding instituted by Mortgagee to collect the Liabilities or any deficiency remaining unpaid after the foreclosure sale of the Property.

8.4 Appointment of Receiver. Mortgagee may petition a court of competent jurisdiction to appoint a receiver of the Property. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver, without regard to the then value of the Property or whether the Property shall be then occupied as a homestead or not, and without regard to whether Mortgagor has committed waste or allowed deterioration of the Property, and Mortgagee or any agent of Mortgagee may be appointed as such receiver. Mortgagor hereby agrees that Mortgagee has a special interest in the Property and absent the appointment of such receiver the Property shall suffer waste and deterioration and Mortgagor further agrees that it shall not contest the appointment of a receiver and hereby so stipulates to such appointment pursuant to this paragraph. Such receiver shall have the power to perform all of the acts permitted Mortgagee pursuant to Section 8.2 above and such other powers which may be necessary or customary in such cases for the protection, possession, control, management and operation of the Property during such period.

8.5 Rights as a Secured Party. Mortgagee shall have, in addition to other rights and remedies available at law or in equity, the rights and remedies of a secured party under the Code. Mortgagee may elect to foreclose such of the Property as then comprise fixtures pursuant either to the law applicable to foreclosure of an interest in real estate or to that applicable to personal property under the Code. To the extent permitted by law, Mortgagor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

8.6 Excess Monies. Mortgagee may apply on account of the Liabilities any unexpended monies still retained by Mortgagee that were paid by Mortgagor to Mortgagee: (a) for the payment of, or as security for the payment of taxes, assessments or other governmental charges, insurance premiums, or any other charges; or (b) to secure the performance of some act by Mortgagor.

8.7 Other Remedies. Mortgagee shall have the right, from time to time, to bring an appropriate action to recover any sums required to be paid by Mortgagor under the terms of this Mortgage, as they become due, without regard to whether or not any other Liabilities shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of mortgage foreclosure, or any other action, for any default by Mortgagor existing at the time the earlier action was commenced. In addition, Mortgagee shall have the right to set-off all or any part of any amount due by Mortgagor to Mortgagee under any of the Liabilities, against any indebtedness, liabilities or obligations owing by Mortgagee in any capacity to Mortgagor, including any obligation to disburse to Mortgagor any funds or other property on deposit with or otherwise in the possession, control or custody of Mortgagee.

9. MISCELLANEOUS.

9.1 Notices. All notices and communications under this Mortgage shall be in writing and shall be given by either (a) hand-delivery, (b) first class mail (postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the addresses listed in this Mortgage with copies to the addresses set forth below. Notice shall be deemed to have been given and received: (a) if by hand delivery, upon delivery; (b) if by mail, three (3) calendar days after the date first deposited in the United States mail; and (c) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

If to Mortgagor:	TRAILER BRIDGE, INC. 10405 New Berlin Road, East Jacksonville, FL 32226 Fax No.: (904) 751-7444 Attn: William G. Gotimer, Jr.

Copy to:	Foley & Lardner LLP One Independent Drive, Suite 1300 Jacksonville, Florida 32202-5017 Fax No.: (904) 359-8700 Attn: Linda Y. Kelso

If to Mortgagee:	WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Sixth Street and Marquette Avenue MACN 9303-120 Minneapolis, MN 55489 Fax No.: (612) 667-9825 Attn: Secunda Administrator

Copy to:	Vinson & Elkins, L.L.P. 2300 First City Tower 1001 Fannin Street Houston, TX 77002-6760 Attn: Anne Newtown

9.2 Remedies Cumulative. The rights and remedies of Mortgagee as provided in this Mortgage or in any other Loan Document shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefor shall arise, and shall be in addition to any other rights or remedies conferred upon Mortgagee at law or in equity. The failure, at any one or more times, of Mortgagee to assert the right to declare the Liabilities due, grant any extension of time for payment of the Liabilities, take other or additional security for the payment thereof, release any security, change any of the terms of the Loan Documents, or waive or fail to exercise any right or remedy under any Loan Document shall not in any way affect this Mortgage or the rights of Mortgagee.

9.3 No Implied Waiver. Mortgagee shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Mortgagee, and then only to the extent specifically set forth therein. A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy on a subsequent event.

9.4 Partial Invalidity. The invalidity or unenforceability of any one or more provisions of this Mortgage shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

9.5 Binding Effect. The covenants, conditions, waivers, releases and agreements contained in this Mortgage shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns and are intended and shall be held to be real covenants running with the land; provided, however, that this Mortgage cannot be assigned by

Mortgagor without the prior written consent of Mortgagee, and any such assignment or attempted assignment by Mortgagor shall be void and of no effect with respect to Mortgagee.

9.6 Modifications. This Mortgage may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

9.7 Commercial Loan. Mortgagor represents and warrants that the loans or other financial accommodations included as Liabilities secured by this Mortgage were obtained solely for the purpose of carrying on or acquiring a business or commercial investment.

9.8 Governing Law. This Mortgage shall be governed by and construed in accordance with the substantive laws of the State of Florida without reference to conflict of laws principles.

9.9 Non-Merger. In the event Mortgagee shall acquire title to the Property by conveyance from Mortgagor or as a result of foreclosure, this Mortgage shall not merge in the fee estate of the Property but shall remain and continue as an existing and enforceable lien for the Liabilities secured hereby until the same shall be released of record by Mortgagee in writing.

9.10 Indenture. Mortgagor acknowledges and agrees that Mortgagee is acting as trustee hereunder for the benefit of the Holders as defined in, and in accordance with the terms of, that certain Indenture dated of even date herewith executed by Mortgagor and Mortgagee (the “Indenture”), and Mortgagor agrees that, notwithstanding anything herein to the contrary, the terms of the Indenture shall govern.

9.11 Limitation on Recovery. Notwithstanding anything to the contrary, recovery under this Mortgage is limited to $10,000,000.00 in the principal amount of the Loan, plus accrued interest thereon, expenses in enforcing the Mortgage, taxes and the amounts paid by Mortgagee to protect or preserve the Property.

9.12 No Oral Agreements. The written Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties.

9.13 Additional Definitions. As used in this Mortgage, the following terms have the meanings ascribed to them in this Section 9.13:

(a) “Designated Equipment” means all of the Mortgagor’s now owned and hereafter acquired equipment, wherever located, including containers, chassis’, tractors, vehicle transportation modules, machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

(b) “Designated Inventory” means all of the Mortgagor’s now owned or hereafter existing acquired goods, wherever located, which (a) are leased by the Mortgagor as lessor, (b) are held by the Mortgagor for sale or lease or to be furnished under a contract of service, (c) are furnished by the Mortgagor under a contract of service, or (d) consist of raw materials, work in progress, finished goods or materials used or consumed in a business, provided that the term “Designated Inventory’ shall not include Designated Equipment.

(c) “Excluded Accounts Receivable” means all present and future rights of the Mortgagor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for Designated Inventory that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered (including services arising from the Mortgagor’s operation or use of any vessel or other Designated Equipment included in the Collateral (as defined in that certain Security Agreement of even date herewith between Mortgagor and Mortgagee) but excluding amounts due from a third party in respect of the operation or use by a third party of any such vessel or other Designated Equipment pursuant to the lease, charter or other disposition of such vessel or Designated Equipment), (c) for a secondary obligation relating to Excluded Accounts Receivable incurred or to be incurred, or (d) arising out of the use of a credit card or charge card or information contained on or for use with the card with respect to the payment of amounts constituting Excluded Accounts Receivable.

IN WITNESS WHEREOF, Mortgagor, intending to be legally bound, has duly executed and delivered this Mortgage and Security Agreement under seal as of the day and year first above written.

WITNESS:	MORTGAGOR:

TRAILER BRIDGE, INC., a Delaware corporation, successor by merger to Kadampanattu Corp., a Delaware corporation
Name:

WITNESS:	By:
William G. Gotimer, Jr.
Its Executive Vice President and General Counsel

Name:

STATE OF FLORIDA
COUNTY OF DUVAL

The foregoing instrument was acknowledged before me this      day of December, 2004, by William G. Gotimer, Jr., the Executive Vice President and General Counsel, of Trailer Bridge, Inc., a Delaware corporation, successor by merger to Kadampanattu Corp., a Delaware corporation, on behalf of the corporation. Such person did not take an oath and: (notary must check applicable box)

☐	is personally known to me.

☐	produced a current driver’s license as identification.

☐	produced as identification.

{Notary Seal must be affixed}
Signature of Notary

Name of Notary (Typed, Printed or Stamped)

Commission Number (if not legible on seal): _________________________

My Commission Expires (if not legible on seal): _________________________

SCHEDULE A

DESCRIPTION OF PROPERTY

PARCEL 1:

PART OF LOTS 7 AND 8, SUBDIVISION OF DOMINGO FERNANDEZ GRANT, SECTION 38, AND PART OF GOVERNMENT LOT 1, SECTION 14, AND PART OF GOVERNMENT LOT 6, SECTION 13, ALL WITHIN TOWNSHIP 1 SOUTH, RANGE 27 EAST, DUVAL COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE INTERSECTION OF THE CENTERLINE OF HECKSCHER DRIVE (A 100.00 FOOT RIGHT-OF-WAY) AND THE WEST LINE OF SAID SECTION 13; THENCE N 00º 17’ 00” W, 2,570.53 FEET ALONG THE WEST LINE OF SAID SECTION 13; THENCE N 89º 36’ 44” E, 100.00 FEET; THENCE N 00º 17’ 00” W, 190.00 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE N 00º 17’ 00” W, 190.00 FEET; THENCE S 89º 36’44” W, 1,056.61 FEET TO THE EASTERLY CURVE OF NEW BERLIN ROAD (A 60.00 FOOT RIGHT-OF-WAY), SAID CURVE BEING CONCAVE TO THE SOUTHEAST HAVING A RADIUS OF 2,834.79 FEET; THENCE AROUND AND ALONG SAID CURVE, AN ARC DISTANCE OF 86.89 FEET, THROUGH A CENTRAL ANGLE OF 01º 45’ 22” (CHORD BEARING AND DISTANCE OF S 09º 08’ 03” W, 86.88 FEET); THENCE CONTINUE ALONG THE EASTERLY LINE OF SAID NEW BERLIN ROAD, N 74º 53’ 46” E, 21.80 FEET TO A POINT ON A CURVE CONCAVE TO THE SOUTHEAST, HAVING A RADIUS OF 2,814.79 FEET, SAID POINT BEING ON THE EASTERLY RIGHT-OF-WAY OF SAID NEW BERLIN ROAD; THENCE AROUND AND ALONG SAID CURVE, AN ARC DISTANCE OF 21.55 FEET, THROUGH A CENTRAL ANGLE OF 00º 26’ 19” (CHORD BEARING AND DISTANCE OF S 08º 12’ 46” W, 21.55 FEET) TO A POINT ON A CURVE CONCAVE TO THE SOUTHEAST, HAVING A RADIUS OF 768.51 FEET, SAID POINT BEING ON THE EASTERLY RIGHT-OF-WAY OF ACCESS ROAD “E” (A VARIABLE WIDTH RIGHT-OF-WAY); THENCE AROUND AND ALONG SAID CURVE, AN ARC DISTANCE AT 88.94 FEET, THROUGH A CENTRAL ANGLE OF 06º 37’ 51” (CHORD BEARING AND DISTANCE OF S 04º 40’ 20” W, 88.89 FEET); THENCE N 89º 36’ 44” E, 1,060.62 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

PART OF GOVERNMENT LOT 1, SECTION 14, AND PART OF GOVERNMENT LOT 6, SECTION 13, TOWNSHIP 1 SOUTH, RANGE 27 EAST, DUVAL COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE INTERSECTION OF THE CENTERLINE OF HECKSCHER DRIVE (A 100.00 FOOT RIGHT-OF-WAY) AND THE WEST LINE OF SAID SECTION 13; THENCE N 00º 17’ 00” W, 2,570.53 FEET ALONG THE WEST LINE OF SAID SECTION 13; THENCE N 89º 36’ 44” E, 100.00 FEET TO THE POINT OF BEGINNING; THENCE N 00º 17’ 00” W, 190.00 FEET; THENCE S 89º 36’44” W, 1,060.62 FEET TO THE EASTERLY LINE OF ACCESS ROAD “E” (A VARIABLE WIDTH RIGHT-OF-WAY), SAID EASTERLY LINE BEING A CURVE CONCAVE TO THE EAST HAVING A RADIUS OF 768.51 FEET; THENCE AROUND AND ALONG SAID EASTERLY RIGHT-OF-WAY, AN ARC DISTANCE OF 191.34 FEET, THROUGH A CENTRAL ANGLE OF 14º 15’ 54” (CHORD BEARING AND DISTANCE OF S 05º 46’ 54” E, 190.84 FEET); THENCE N 89º 36’ 44”E, 1,042.33 FEET TO THE POINT OF BEGINNING.

PARCEL 3:

THAT CERTAIN PIECE, PARCEL OR TRACT OF LAND SITUATED, LYING AND BEING IN THE CITY OF JACKSONVILLE, COUNTY OF DUVAL, STATE OF FLORIDA, TO-WIT:

SURVEY OF PART OF GOVERNMENT LOT 1, SECTION 14, AND PART OF GOVERNMENT LOTS 6 AND 7, SECTION 13, ALL IN TOWNSHIP 1 SOUTH, RANGE 27 EAST, DUVAL COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE INTERSECTION OF THE CENTERLINE OF THE SEABOARD COASTLINE RAILROAD (A 100.0 FOOT RIGHT-OF-WAY) AND THE CENTERLINE OF HECKSCHER DRIVE (A 100.0 FOOT RIGHT-OF-WAY); THENCE ALONG SAID CENTERLINE OF HECKSCHER DRIVE, S 89º 19’ 31” E, 1601.27 FEET TO THE WEST LINE OF SAID SECTION 13, TOWNSHIP 1 SOUTH, RANGE 27 EAST; THENCE ALONG SAID WEST LINE OF SECTION 13, N 0º 17’ 00” W, 404.23 FEET TO THE NORTHERLY LINE OF ACCESS ROAD “E” (A 50.0 FOOT RIGHT-OF-WAY AS NOW ESTABLISHED AS SHOWN ON THE FLORIDA DEPARTMENT OF TRANSPORTATION RIGHT-OF-WAY MAP, SECTION NO. 72002-2806), AND THE POINT OF BEGINNING; THENCE CONTINUE ALONG SAID WEST LINE OF SECTION 13, N 0º 17’ 00” W, 1556.47 FEET TO THE NORTH LINE OF ABSTON DRIVE (A 15.0 FOOT WIDE PRIVATE ROAD); THENCE ALONG SAID NORTH LINE OF ABSTON DRIVE, S 89º 36’ 44” W, 753.66 FEET TO THE NORTHEASTERLY LINE OF SAID ACCESS ROAD “E”; THENCE ALONG SAID NORTHEASTERLY LINE OF ACCESS ROAD “E”, N 17º 43’ 46” W, 573.13 FEET TO THE POINT OF CURVATURE OF A CURVE CONCAVE TO THE EAST, HAVING A RADIUS OF 768.51 FEET; THENCE ALONG SAID NORTHEASTERLY LINE OF ACCESS ROAD “E” AND AROUND SAID CURVE TO THE RIGHT, AN ARC DISTANCE OF 64.97 FEET, THROUGH A CENTRAL ANGLE OF 4º 50’ 38” (CHORD BEARING AND DISTANCE OF N 15º 18’ 27” W, 64.95) TO A POINT OF INTERSECTION WITH A NON-TANGENT LINE; THENCE N 89º 36’ 44” E, 1042.33 FEET TO THE WEST LINE OF THOSE LANDS DESCRIBED IN OFFICIAL RECORDS VOLUME 3417, PAGE 1028, DUVAL COUNTY, FLORIDA; THENCE ALONG SAID WEST LINE OF THE LANDS DESCRIBED IN OFFICIAL RECORDS VOLUME 3417, PAGE 1028, S 0º 17’ 00” E, 2180.83 FEET TO SAID NORTHERLY LINE OF ACCESS ROAD “E”; THENCE ALONG SAID NORTHERLY LINE OF ACCESS ROAD “E”, N 82º 07’ 35” W, 101.02 FEET TO THE POINT OF BEGINNING.